EXHIBIT 1

                              WEALTH MINERALS LTD.
                        FORMERLY TRIBAND ENTERPRISE CORP.
                                    Suite 903
                              1485 West 6th Avenue
                                 Vancouver, B.C.
                                     V6G 4H1
                            Telephone: (604)331-0096
                            Facsimile: (604)714-0879


                               TRADING SYMBOL: WML

                                     WMLLF

                               February 27th, 2004


                              N E W S R E L E A S E
                              ---------------------


Wealth Minerals Ltd. (the "Company") is currently assessing the acquisition or joint venture prospects for certain mineral exploration properties in North and South America.

The Company announces that it will enter into a non-brokered private placement of up to 2,500,000 units at $0.27 per unit. Each unit will consist of one common share and one half common share purchase warrant a full warrant will be required to purchase one common share at $0.35 per share. These warrants will expire 24 months after the closing. If within the 24 months post closing, the Common Shares of the Company trade above $1.00 through the facilities of the TSX Venture Exchange for a period of ten consecutive trading days, the Company will have the right force the exercise of the Warrants after the four month hold period has expired.

This private placement is subject to the necessary approvals of the TSX Venture Exchange.

For further information concerning the Company, please contact Mr. Gary Freeman, President and Director at (604)331-0096.